Exhibit 10.59

CONSOL Energy Inc. Consol Plaza 1800 Washington Road Pittsburgh, PA 15241-1421

	March 16, 2005	phone:	412/831-4018
		fax:	412/831-6677
		e-mail:	brettharvey@consolenergy.com
		web:	www.consolenergy.com

Stephen E. Williams 110 Richmond Drive Pittsburgh, PA 15215		J. BRETT HARVEY President and Chief Executive Officer

Dear Mr. Williams:

The purpose of this Letter Agreement is to confirm and record our understanding with respect to your termination of employment, the resolution of certain claims and disputes that have arisen or may arise between us, the waiver and release by you of claims against Consol Energy Inc. (Company); and certain other terms and conditions, all as more fully described in this Agreement. It is the result of discussions initiated by your legal counsel, James Carroll, Esq., on your behalf, and this Letter Agreement supercedes our letter to you dated February 9, 2005 and signed by you on that same date.

Accordingly, intending to be legally bound hereby, the Company and you have agreed as follows:

1. Effective February 9, 2005 your employment with the Company terminated. This action does not constitute a severance under any Company Severance Plan. You acknowledge that you have received a full and complete explanation of the benefits applicable to you from a representative of the Company’s Human Resources Department. The explanation reflects the fact that the lump sum cash payment described in paragraph 2 below is being paid in consideration of your complete release of any and all claims that you may have, or may have had, as set forth in paragraph 5 of this letter, and in consideration of the other promises made by you in this letter. This explanation included listing each benefit plan, your eligibility or ineligibility in each of those plans, any and all actions required by you prior to the termination of your employment and any and all options available in connection with continuing any benefit coverage, including continuation of group medical benefits under COBRA, and you hereby acknowledge that you have reviewed that information and understand it.

2. (a) In exchange for the release given by you to the Company as set forth in section 5 hereof, and in exchange for all other promises made by you in this Agreement, the Company, agrees to pay you a lump sum cash payment in the amount of Four Hundred Twenty Eight Thousand Dollars ($428,000), minus all required tax or other deductions. This amount is comprised of an amount equal to nine (9) months of your pay ($202,500)

plus your 2004 short term incentive compensation of $202,500.00, plus $23,000 (an amount equal to an estimated Company unvested match in its 401k plan). This net amount is payable upon fourteen (14) days’ notice from you, and not earlier than March 31, 2005, nor later than August 31, 2005.

(b) Subject to the following changes, your stock options and restricted stock units will continue to be governed by the applicable agreement. With respect to stock options, your Nonqualified Stock Option Agreement is amended by deleting Section 4 other than subsection (b) thereof which is amended and restated to provide that your unvested stock options that were awarded to you prior to the date of this letter will continue to vest on the anniversaries of the Grant Date in accordance with the vesting schedule in your Nonqualified Stock Option Agreement and that you may exercise vested stock options until the Expiration Date specified in your Nonqualified Stock Option Agreement. With respect to your restricted stock awards, the Special Vesting Rules and Forfeitability sections of the Terns and Conditions of your restricted stock awards are amended and restated to provide that your unvested shares continue to vest on April 27 of each year following termination of your employment in accordance with the respective vesting schedules of your restricted stock awards and that vested shares will be delivered to you immediately upon vesting. The intent of the foregoing sentences is that you will continue to vest in your stock options and restricted stock units that were awarded to you prior to the date of this Letter agreement in your Nonqualified Stock Option Agreement, your Restricted Stock Unit Agreement and the Shares Success Award Agreement and that your vesting schedule will continue in accordance with those agreements.

(c) In addition, the Company agrees, upon your reasonable request, to reimburse you for legal fess actually incurred by you in considering this Letter Agreement in a sum not to exceed $6,500.

(d) You recognize and acknowledge that Section 409A of the Internal Revenue Code may affect the timing and/or recognition of payments hereunder, and/or under plans applicable to you, and may impose upon you certain taxes or other charges for which you are and will remain solely responsible. The Company will, in good faith, reasonably work with you to minimize any tax consequences of the consideration paid to you under this Letter Agreement. You further acknowledge and agree that the amounts paid under this Agreement constitute additional consideration to you that would not be paid to you by the Company, but for this Letter Agreement.

3. You agree that all records, e-mails, reports, designs, patents, business plans, maps, diagrams, schedules, geological and mining data, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by you or others, by or on behalf of the Company or its vendors, partners, or customers, that pertain to the business of the Company, shall be and remain the property of the Company.

In addition, you have agreed that all correspondence, e-mails, reports, maps, plans, diagrams, reports, and other similar documents or data pertaining to the business,

activities or future plans of the Company (and all copies thereof), and all identification cards, security devices, keys, passwords and all other property of the Company that are in your possession will have been delivered by you to the Company.

4. You and the Company are parties to a certain Change-in-Control and Severance Agreement dated as of July 21, 2003 (the CIC/Severance Agreement), a copy of which has been provided to you. You and the Company hereby agree that a “Change in Control” has not occurred, and that agreement terminates immediately.

5. In exchange for the consideration set forth in paragraph 2 above, and all other promises set forth in this Agreement, you do hereby waive and release the Company, its affiliates, predecessors, successors, assigns, benefit or other plans sponsored by it, and the past or current officers, directors, employees, attorneys, agents and shareholders of any of them (“Company Releasees”) from any and all disputes, claims, charges, complaints or causes of action of any kind, which, in any manner, arise from or involve your employment with the Company, your separation of employment from the Company or any other matter whatsoever. These waived and released disputes, claims, charges, complaints or causes of action include everything that has arisen (or might arise from) anything up to and including the time of your execution of this Agreement including (but not limited to) all disputes, claims, charges, complaints or causes of action arising under or related in any way to the following:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Americans with Disabilities Act;

•	The Federal Rehabilitation Act;

•	The Civil Rights Acts of 1991, 1871 or 1855, and Sections 1981 through 1988 of Title 42 of the United States Code;

•	The National Labor Relations Act, as amended;

•	The Older Workers Benefit Protection Act;

•	The Fair Labor Standards Act, as amended;

•	The Family and Medical Leave Act;

•	The Pennsylvania Human Relations Act, as amended;

•	The Pennsylvania Wage Payment and Collection Law, as amended;

•	Any and all other federal, state, county, city, local and other laws, statutes, ordinances or regulations relating to civil rights, employment, sex discrimination, age discrimination, or otherwise;

•	The Sarbanes-Oxley Act of 2002, including without limitation section 806 thereof (18 U.S.C.A. section 1514A);

•	Any and all allegations involving discrimination and/or age, sex, sexual harassment, benefit plan rights, race (including harassment), color, religion, national origin, handicap or disability, retaliation, accommodation, veteran status, breach of contract, wrongful termination, defamation, public policy, retaliation, failure to hire, seniority rights, failure to promote, failure to train, pain and suffering, intentional infliction of emotional distress, and/or negligence;

•	Any and all allegations and/or demands for costs, fees or other expenses, including attorneys’ fees; and

•	Any and every other alleged legal right or entitlement of any kind, including any benefits, distributions, or payments from any benefit, severance, payroll, compensation or other plan, excepting compensation and benefits in the plans set forth in paragraph 2 above.

Notwithstanding the foregoing, you have not released any right to indemnification under the Delaware General Corporation Law or the Company’s bylaws with respect to any actions you took as vice president, general counsel and secretary of the Company.

6. You confirm and represent that you have not filed, asserted or initiated any claim, charge, complaint or action in any forum or form relating to your employment with the Company, its termination or as to any matter arising or occurring during your employment with the Company, that no such matter now exists and that no such matter will be filed or asserted by you or on your behalf in the future with respect to these or any related matters which occurred on or before the date of this Agreement. This does not prohibit your participation, to the extent provided by law, in any investigation or proceeding before the Equal Employment Opportunities Commission or any other governmental agency, but you agree that you will not in any way benefit from any such proceeding, and disclaim any right to so benefit from any such proceeding.

7. (a) The parties each agree not to disclose any information regarding the existence or substance of this Agreement, except to their immediate family, attorneys or accountants, or as otherwise compelled or required by law. You agree that if you believe any such compelled or required disclosure by you is forthcoming or mandated, you will immediately notify the Company’s General Counsel of any such demand or request for disclosure, and will reasonably cooperate in lawfully resisting such disclosure, if so requested by the Company. In addition, the Company may disclose the substance or terms of this Letter Agreement, and/or file the letter Agreement itself, as the case may be, in accordance with applicable disclosure laws or regulations.

(b) You agree that you will not make or cause to be made any statements, remarks, or comments whether orally, in writing, or otherwise, or to make or cause to be made any pictures, caricatures, cartoons, sculptures, posters, or to make any other oral, written or graphic communications that could be construed to disparage, defame, or in any way impugn the reputation of the Company or any Company Release. The Company agrees that it will advise its EOR Leadership Team of the fact and terms of this Letter Agreement, and will direct that they make no such statements, remarks or comments regarding you excepting as part of any internal Company discussions at the management level, for business reasons, regarding your work while you were employed by the Company.

(c) Except as otherwise required by law, the Company agrees that, in response to any inquiries directed to its Vice President of Human Resources about you from any person or organization, the Company shall only provide your dates of employment and position held and that your employment ended as a result of your retirement. You agree that you will direct any such inquiries to the Vice President of Human Resources.

(d) The Company shall provide you with five (5) original letters of reference on CONSOL Energy, Inc. letterhead in the form set forth in Exhibit “A” attached hereto.

8. You agree that you and the Company have entered into the Letter Agreement in order to allow for an orderly transition from your employment with the Company, and in consideration of the mutual promises in it, and for no other reason, and that this Letter Agreement does not constitute any admission by you or the Company of any liability to one another, or any liability of any other nature. You and the Company acknowledge that this form of Agreement is a modification of the Letter Agreement provided to you by the Company on February 9, 2005 and it is the result of an arms’ length negotiation between you and the Company. You agree that you have been given a period of time in excess of twenty-one (21) days to consider this Agreement, and any decision to sign this Letter Agreement sooner has been completely voluntary on your part. You and the Company agree that the changes to our letter to you dated and signed by you on February 9, 2005 which are included in this Letter Agreement did not restart the running of that twenty-one (21) day period.

This Letter Agreement contains, among other things, a release of any actual or potential claims that you have or may have under the Age Discrimination in Employment Act, as amended (“ADEA”). You and the Company agree that this Letter Agreement, excepting for your ADEA release, is effective immediately upon your execution of it. As to your ADEA release, you and the Company agree that you may revoke the ADEA release under this Agreement within seven (7) days after its execution by you by delivering a signed letter, to the Company’s General Counsel, P. Jerome Richey, at CONSOL Energy, Inc, 1800 Washington Road, Pittsburgh, PA 15241, stating that you want to revoke the ADEA release contained in this Letter Agreement, provided that the letter is received by Mr. Richey within the seven (7) day revocation period. The obligations under paragraph 2 (b) above of this Letter Agreement will not be effective until the expiration of that revocation period, and no consideration will be provided to you thereunder until and unless that revocation period has expired without your having exercised your revocation rights.

9. You have been advised to consult with an attorney before signing and accepting this Agreement, and have, in fact, been represented by an attorney, James Carroll, who has advised you on whether to sign and accept this Agreement.

10. Should any provision of this Agreement (excepting the release provisions of paragraph 5 hereof) be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void leaving the remainder of this Agreement in full force and effect. You agree that neither this Agreement nor the furnishings of the consideration set forth herein shall be deemed or construed at any time for any purpose as any admission by the Company of any liability or unlawful conduct of any kind.

11. This Agreement may not be modified except upon express written consent of both parties. The parties agree that this Letter Agreement maybe executed by facsimile and in counterparts, each of which together shall constitute the Letter Agreement of the parties.

12. This Agreement sets forth the entire understanding between the parties, and fully supersedes any prior agreements or understandings between or among the parties.

13. This Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania, notwithstanding its conflicts of laws provisions, except where federal law provides the rule of decision. You and the Company agree that any action to enforce or interpret this Agreement will be conducted and resolved only under the procedural rules contained in the Employment Dispute Resolution Rules of the American Arbitration Association, the administrative and arbitrator costs of such proceeding to be divided equally, and with each party bearing their own costs and expenses of appearing in any such proceeding, and with any such proceeding being conducted in Allegheny County, Pennsylvania. The arbitrator will not be selected under the processes of the American Arbitration Association; instead, the parties shall attempt to mutually agree on an arbitrator. If they cannot do so within thirty (30) days of a demand to do so, they shall each appoint an arbitrator, and those appointed arbitrators will, within fifteen (15) days of their appointment, jointly select an arbitrator who shall be the sole decisional arbitrator. Any award thereunder will be final and binding upon the parties hereto, to the extent provided by law. Any proceeding to enforce this dispute resolution provision, or the results of it, will be brought and maintained only in the United States District Court for the Western District of Pennsylvania, or if such court lacks subject matter jurisdiction, in the Court of Common Pleas of Allegheny County Pennsylvania, each party hereto consenting to the personal jurisdiction and venue of such courts.

The parties have read this Agreement, and voluntarily and knowingly sign and accept this Agreement, with the intent to be legally bound hereby.

THIS PORTION INTENTIONALLY LEFT BLANK

Please review this letter carefully. If this letter fully and correctly states our mutual understanding and agreement, please so indicate by executing both counterpart originals in the space indicated, and returning them to me. I will then provide you a fully executed original for your files.

Very truly yours,

/s/ J. Brett Harvey
J. Brett Harvey
President and CEO
CONSOL Energy Inc.

Accepted and Agreed to

This 16th Day of March 2005, intending to be legally bound hereby.

By:	/s/ Stephen E. Williams
Stephen E. Williams

Witness:	/s/ James Carroll